SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                          SIMONE CENTRAL HOLDINGS INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                     456658 10 3
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 456658 10 3                       13G


     FREDERICK NEUFELD
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

     NOT APPLICABLE
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION



     U.S.A
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            356,000 (including options for 326,400)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH              0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH              356,000 (including options for 326,400)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     356,000 (including options for 326,400)
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


     NOT APPLICABLE
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     2%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*



     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G





Item 1.     (a)   Name of Issuer:
                   InfoMed Holdings, Inc. (Now Simione Central Holdings, Inc.)
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                    6600 Powers Ferry Rd., Suite 100, Atlanta, GA  30339
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                    Frederick Neufeld
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                    8 Hiland Dr., Belle Mead, NJ  08502
                  --------------------------------------------------------------
            (c)   Citizenship:
                                  U.S.A.
                               -------------------------------------------------
            (d)   Title of Class of Securities:
                    Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                   456658 10 3
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [ ]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

                                      13-G



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:
                                          -------------------------------------,

            (b) Percent of class:
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote
                                                               ----------------,

                  (iii) Sole power to dispose or to direct the disposition of

                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of

                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire:
                                                         ----------------------.



Item 5.     Ownership of Five Percent or Less of a Class.

               This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

               NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

               NOT APPLICABLE
Item 8.     Identification and Classification of Members of the Group.

               NOT APPLICABLE
Item 9.     Notice of Dissolution of Group.

               NOT APPLICABLE
Item 10.    Certification.

               THIS STATEMENT IS NOT BEING FILED PURSUANT TO RULE 13d-1 (b).

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 8, 1997

/s/  Frederick Neufeld
----------------------------------
                      (Signature)*

     Frederick Neufeld
----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).